FOR IMMEDIATE RELEASE	CONTACT:	Gary J. Hallgren
Chief Executive Officer
(972) 330-4028
www.remotedynamics.com

Remote Dynamics, Inc. Announces New Chief Executive Officer and New Senior Vice President of Operations

RICHARDSON, Texas, February 22, 2007 - Remote Dynamics, Inc. (OTCBB: REDI), a leading provider of telematics-based management solutions for commercial fleets, today announced the appointments of Gary J. Hallgren to the position of Chief Executive Officer and Greg L. Jones to the position of Senior Vice President of Operations.

Mr. Hallgren brings to Remote Dynamics more than 15 years of management experience in emerging software and technology companies including more than 6 years at the senior executive level. Mr. Hallgren’s experience includes leading sales, marketing and technology development efforts for two early stage organizations and driving revenue growth and operational efficiencies in an emerging growth environment.

Mr. Hallgren last served as Vice President, Technical Services, for Spinitar, a privately held systems integration firm. From 2002-2005, Mr. Hallgren served as President and Chief Executive Officer of WirelessCar North America, Inc., a joint venture of Volvo, Ericsson and Brainheart Capital which provided wireless middleware and billing services to the telematics marketplace and whose operations were ultimately acquired. From 2000-2002, Mr. Hallgren served as Chief Operating Officer of WirelessCar North America, Inc. Prior to WirelessCar, Mr. Hallgren was Vice President of Operations for Volvo Technology of America which provided telematics solutions for Volvo cars, trucks and marine products. Mr. Hallgren earned his Bachelor of Civil Engineering from the University of Minnesota, Institute of Technology.

Mr. Jones brings to Remote Dynamics more than 15 years of experience in technology, development and operations. Encompassing all aspects of the product development life cycle, Mr. Jones has held multiple positions responsible for needs assessment, product specification and system design, engineering and development, and operations. Mr. Jones experience includes more than 7 years of cellular and telematics industry experience and more than 6 years working with geographically dispersed development teams based in both Europe and North America.

Mr. Jones last served as Senior Director of Software Engineering for Aeris.net, a leading provider of wireless mobile to mobile solutions to the telematics industry. In that role, he was responsible for the realization of Aeris's new high availability operations center and the CDMA and GSM packet data implementations. From 2000-2004, Mr. Jones served as Director of Technology and Development of WirelessCar North America, Inc., bringing to market wireless communications and billing solutions. Prior to WirelessCar, Mr. Jones served as Director of Internet Development at Liberty Enterprises, where he led a team that developed Liberty's hosted internet banking solution for credit unions. In this role he was also responsible for technical evaluation of mergers and acquisitions.

“Both Gary and Greg have strong track records of building highly successful organizations in software and other high-tech environments,” said David Walters, Chairman of the Board. “Their skill sets fit perfectly with our vision of expanding growth opportunities in the mobile resource management marketplace.”

About Remote Dynamics, Inc.: Remote Dynamics, Inc. markets, sells and supports state-of-the-art fleet management solutions that contribute to higher customer revenues, enhanced operator efficiency and improved cost control. Combining the technologies of the global positioning system (GPS) and wireless vehicle telematics with supply chain management, the company’s solutions improve mobile worker productivity through real-time position and route reporting as well as exception-based reporting that analyzes mobile workforce inefficiencies for operational optimization. The company is based in Plano, Texas. More information about Remote Dynamics is available online at http://www.remotedynamics.com.

Legal notice to investors: Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “expects,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements generally involve known and unknown risks, uncertainties and other facts, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: ability to successfully expand sales and marketing presence to additional metropolitan areas; ability to commercially introduce a GPRS-capable mobile unit; ability to obtain certification of GPRS-based products with wireless carriers; acceptance of new product offerings; ability to achieve sales projections; ability to achieve and maintain margins during periods of rapid expansion; availability of capital to fund expansion; market conditions; general economic and business conditions; business abilities and judgment of management and personnel; changes in business strategy and competition. For a listing of risks applicable to the future prospects of the company, please refer to the reports filed with the SEC, such as recent 10-K and 10-Q Reports.

“Remote Dynamics” is a trademark and service mark of Remote Dynamics, Inc.

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